AGREEMENT AND PLAN OF REORGANIZATION


                                   among


                           CITY HOLDING COMPANY,

                       FIRST MERCHANTS BANCORP, INC.

                                    and

                          MERCHANTS NATIONAL BANK








                              March 14, 1995

                                 ARTICLE I

                                  General

     1.1   Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.2   Issuance of City Holding Common Stock. . . . . . . . . . . .   3
     1.3   Taking of Necessary Action . . . . . . . . . . . . . . . . .   3
     1.4   Directors and Officers . . . . . . . . . . . . . . . . . . .   3
     1.5   Employee Benefits. . . . . . . . . . . . . . . . . . . . . .   3

                                ARTICLE II

                  Effect of Merger on Common Stock of FMB

     2.1   Conversion of Stock. . . . . . . . . . . . . . . . . . . . .   4
     2.2   Manner of Exchange . . . . . . . . . . . . . . . . . . . . .   4
     2.3   Dissenting Shares. . . . . . . . . . . . . . . . . . . . . .   6
     2.4   No Fractional Shares . . . . . . . . . . . . . . . . . . . .   6

                                ARTICLE III

                      Representations and Warranties

     3.1   Representations and Warranties of FMB and Merchants. . . . .   7
           (a) Organization, Standing and Power . . . . . . . . . . . .   7
           (b) Capital Structure. . . . . . . . . . . . . . . . . . . .   8
           (c) Authority. . . . . . . . . . . . . . . . . . . . . . . .   8
           (d) Investments. . . . . . . . . . . . . . . . . . . . . . .   9
           (e) Financial Statements . . . . . . . . . . . . . . . . . .  10
           (f) Absence of Undisclosed Liabilities . . . . . . . . . . .  11
           (g) Tax Matters. . . . . . . . . . . . . . . . . . . . . . .  11
           (h) Options, Warrants and Related Matters. . . . . . . . . .  13
           (i) Property; Leases . . . . . . . . . . . . . . . . . . . .  13
           (j) Additional Schedules Furnished to City Holding.. . . . .  14
           (k) Agreements in Force and Effect . . . . . . . . . . . . .  15
           (l) Legal Proceedings; Compliance with Laws. . . . . . . . .  15
           (m) Employee Benefit Plans . . . . . . . . . . . . . . . . .  17
           (n) Insurance. . . . . . . . . . . . . . . . . . . . . . . .  20
           (o) Loan Portfolio . . . . . . . . . . . . . . . . . . . . .  21
           (p) Absence of Changes . . . . . . . . . . . . . . . . . . .  22
           (q) Brokers and Finders. . . . . . . . . . . . . . . . . . .  22
           (r) Reports. . . . . . . . . . . . . . . . . . . . . . . . .  22
           (s) Environmental Matters. . . . . . . . . . . . . . . . . .  22
           (t) Community Reinvestment Act . . . . . . . . . . . . . . .  24
           (u) Disclosure . . . . . . . . . . . . . . . . . . . . . . .  25
     3.2   Representations and Warranties of City Holding . . . . . . .  25
           (a) Organization, Standing and Power . . . . . . . . . . . .  25
           (b) Capital Structure. . . . . . . . . . . . . . . . . . . .  25
           (c) Authority. . . . . . . . . . . . . . . . . . . . . . . .  26
           (d) Financial Statements . . . . . . . . . . . . . . . . . .  26
           (e) Absence of Undisclosed Liabilities . . . . . . . . . . .  27
           (f) Absence of Changes . . . . . . . . . . . . . . . . . . .  27
           (g) Brokers and Finders. . . . . . . . . . . . . . . . . . .  28
           (h) Subsidiaries . . . . . . . . . . . . . . . . . . . . . .  28
           (i) Reports. . . . . . . . . . . . . . . . . . . . . . . . .  28
               (j) Tax Matters. . . . . . . . . . . . . . . . . . . . .  29
               (k) Options, Warrants and Related Matters. . . . . . . .  29
               (l) Property; Leases . . . . . . . . . . . . . . . . . .  29
               (m) Legal Proceedings; Compliance with Laws. . . . . . .  30
               (n) Employee Benefit Plans . . . . . . . . . . . . . . .  31
               (o) Loan Portfolio . . . . . . . . . . . . . . . . . . .  31
               (p) Environmental Matters. . . . . . . . . . . . . . . .  32
               (q) Community Reinvestment Act . . . . . . . . . . . . .  32
           (r) Disclosure . . . . . . . . . . . . . . . . . . . . . . .  32

                                ARTICLE IV

                             Conduct Prior to
                       Effective Time of the Merger

     4.1   Access to Records and Properties of City Holding, FMB and
             Merchants. . . . . . . . . . . . . . . . . . . . . . . . .  33
     4.2   Registration Statement; Proxy Statement; Shareholder
             Approval . . . . . . . . . . . . . . . . . . . . . . . . .  34
     4.3   Operation of the Business of FMB and Merchants . . . . . . .  35
     4.4   No Solicitation. . . . . . . . . . . . . . . . . . . . . . .  36
     4.5   Dividends. . . . . . . . . . . . . . . . . . . . . . . . . .  37
     4.6   Regulatory Filings . . . . . . . . . . . . . . . . . . . . .  37
     4.7   Tax Opinion. . . . . . . . . . . . . . . . . . . . . . . . .  38
     4.8   Public Announcements . . . . . . . . . . . . . . . . . . . .  38
     4.9   Transactions in City Holding Common Stock. . . . . . . . . .  38
     4.10  City Holding Rights Agreement. . . . . . . . . . . . . . . .  38
     4.11  Accounting Treatment.. . . . . . . . . . . . . . . . . . . .  38
     4.12  Agreement as to Efforts to Consummate. . . . . . . . . . . .  38
     4.13  Adverse Changes in Condition.. . . . . . . . . . . . . . . .  39
     4.14  Updating of Schedules. . . . . . . . . . . . . . . . . . . .  39

                                 ARTICLE V

                           Conditions of Merger

     5.1   Conditions of Obligations of City Holding. . . . . . . . . .  40
           (a) Representations and Warranties; Performance of
                 Obligations; No Adverse Change . . . . . . . . . . . .  40
           (b) Authorization of Merger. . . . . . . . . . . . . . . . .  40
           (c) Opinion of Counsel . . . . . . . . . . . . . . . . . . .  40
           (d) Registration Statement . . . . . . . . . . . . . . . . .  44
           (e) Tax Opinion. . . . . . . . . . . . . . . . . . . . . . .  44
           (f) Regulatory Approvals . . . . . . . . . . . . . . . . . .  44
           (g) Affiliate Letters. . . . . . . . . . . . . . . . . . . .  45
           (h) Accounting Treatment . . . . . . . . . . . . . . . . . .  45
           (i) Acceptance by City Holding Counsel . . . . . . . . . . .  45
     5.2   Conditions of Obligations of FMB and Merchants . . . . . . .  45
           (a) Representations and Warranties; Performance of
                 Obligations; No Adverse Change . . . . . . . . . . . .  45
           (b) Authorization of Merger. . . . . . . . . . . . . . . . .  46
           (c) Opinion of Counsel . . . . . . . . . . . . . . . . . . .  46
           (d) Registration Statement . . . . . . . . . . . . . . . . .  49
           (e) Regulatory Approvals . . . . . . . . . . . . . . . . . .  50
           (f) Tax Opinion. . . . . . . . . . . . . . . . . . . . . . .  50
           (g) Fairness Opinion . . . . . . . . . . . . . . . . . . . .  51
           (h) Acceptance by FMB's and Merchants's Counsel. . . . . . .  51

                                ARTICLE VI

                    Closing Date; Effective Time of the
                                  Merger

     6.1   Closing Date . . . . . . . . . . . . . . . . . . . . . . . .  51
     6.2   Filings at Closing . . . . . . . . . . . . . . . . . . . . .  51
     6.3   Effective Time . . . . . . . . . . . . . . . . . . . . . . .  51

                                ARTICLE VII

                 Termination; Survival of Representations
              Warranties and Covenants; Waiver and Amendment

     7.1   Termination. . . . . . . . . . . . . . . . . . . . . . . . .  52
     7.2   Effect of Termination. . . . . . . . . . . . . . . . . . . .  54
     7.3   Survival of Representations, Warranties and Covenants. . . .  54
     7.4   Waiver and Amendment . . . . . . . . . . . . . . . . . . . .  54

                               ARTICLE VIII

                           Additional Covenants

     8.1   Registration Statement . . . . . . . . . . . . . . . . . . .  55
     8.2   Employee Benefits. . . . . . . . . . . . . . . . . . . . . .  55
     8.3   Operations after Closing . . . . . . . . . . . . . . . . . .  56
     8.4   Indemnification. . . . . . . . . . . . . . . . . . . . . . .  56
     8.5   City Holding Agreement with George Davis.. . . . . . . . . .  57

                                ARTICLE IX

                               Miscellaneous

     9.1   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     9.2   Entire Agreement . . . . . . . . . . . . . . . . . . . . . .  58
     9.3   Descriptive Headings . . . . . . . . . . . . . . . . . . . .  58
     9.4   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     9.5   Counterparts . . . . . . . . . . . . . . . . . . . . . . . .  59
     9.6   Governing Law. . . . . . . . . . . . . . . . . . . . . . . .  59


     Exhibit A -    Plan of Merger

SCHEDULE          DESCRIPTION                       SECTION IN AGREEMENT
    A             FMB Restated
                  Certificate of
                  Incorporation                       3.1(a)(i)

    B             FMB Bylaws                          3.1(a)(i)

    C             Merchants Articles of
                  Association                         3.1(a)(ii)

    D             Merchants Bylaws                    3.1(a)(ii)

    E             Securities Owned by
                  FMB and Merchants                   3.1(b), 3.1(d)

    F             FMB/Merchants
                  Conflicts, Breaches
                  or Defaults                         3.1(c)

    G             FMB Financial
                  Statements                          3.1(e)

    H             FMB and Merchants Tax
                  Matters                             3.1(g)

    I             Salary Rates and FMB
                  Common Stock Owned by
                  Employees and
                  Directors of Bank;
                  Owners of 5% of FMB
                  Common Stock;
                  Outstanding
                  Unexercised Options,
                  Warrants, Calls,
                  Commitments or
                  Agreements                          3.1(j)(i)

    J             Notes, Bonds,
                  Mortgages, Indentures,
                  Licenses, Lease
                  Agreements and Other
                  Contracts of FMB                    3.1(j)(ii), 5.1(c)(vi),
                                                      5.1(c)(viii)

    K             Employment Contracts
                  and Related Matters of
                  FMB and Merchants                    3.1(j)(iii), 3.1(m)(i)
                                                       3.1(m)(vii), 3.1(m)(viii)
    L             Real Estate Owned or
                  Leased by FMB and
                  Merchants                            3.1(j)(iv)

    M             FMB and Merchants
                  Legal Proceedings                    3.1(l)

    N             FMB and Merchants
                  Insurance                            3.1(n)

    O             Merchants Loans                      3.1(o)

    P             Merchants Material
                  Adverse Changes                      3.1(p)

    Q             Merchants
                  Environmental Matters                3.1(s)

    R             City Holding Tax
                  Matters                              ?

    S             City Holding
                  Regulation Matters                   3.2(m)

                   AGREEMENT AND PLAN OF REORGANIZATION


     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of the 14th day of March, 1995, by and among City Holding Company, a West Virginia corporation ("City Holding"), First Merchants Bancorp, Inc., a West Virginia corporation ("FMB") and Merchants National Bank, a national banking association wholly-owned by FMB ("Merchants"), recites and provides:
     A. City Holding and FMB and City Holding and certain directors of FMB have entered into Stock Option Agreements (the "Option Agreements"), dated March 14, 1995, pursuant to which FMB and such directors have each granted an option to City Holding to purchase a specified number of their respective shares of FMB Common Stock in certain events. The Option Agreements shall survive the execution of this Agreement for the term provided in each Option Agreement.
     B. The boards of directors of City Holding and FMB deem it advisable to merge FMB into City Holding (the "Merger") pursuant to this Agreement and the Plan of Merger attached as Exhibit A (the "Plan of Merger") whereby the holders of shares of common stock of FMB ("FMB Common Stock") will receive common stock of City Holding ("City Holding Common Stock") in exchange therefor. It is the desire of both parties that, following the Merger, Merchants will remain a separately incorporated bank which would be a subsidiary of City Holding and operated under the name "Merchants National Bank," and there will be no change in the Board of Directors, officers, employees, compensation levels, fringe benefits or similar arrangements in effect at Merchants immediately prior to the Effective Time of the Merger, unless required by federal income tax laws or otherwise provided herein.
     C. To effectuate the foregoing, the parties desire to adopt a plan of reorganization in accordance with the provisions of Section 368(a) of the United States Internal Revenue Code, as amended (the "Code").
     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions and promises herein contained, City Holding, FMB and Merchants adopt this Agreement whereby at the "Effective Time of the Merger" (as defined in Article VI hereof) FMB shall be merged into City Holding in accordance with the Plan of Merger. The outstanding shares of FMB Common Stock shall be converted into shares of City Holding Common Stock on the basis, terms and conditions contained herein and in the Plan of Merger. In connection therewith, the parties hereto agree as follows:

                                 ARTICLE I

                                  General

     1.1 Merger. Subject to the provisions of this Agreement, at the Effective Time of the Merger, FMB shall be merged with and into City Holding and the separate existence of FMB shall cease. For at least five years after the Effective Time of the Merger, unless otherwise approved by a majority of continuing directors of Merchants, Merchants will remain a separately incorporated bank operated under the name "Merchants National Bank". "Continuing directors of Merchants" shall mean the directors of Merchants as of the Effective Time of the Merger and any successors to such directors approved by a majority of the continuing directors of Merchants.
     1.2 Issuance of City Holding Common Stock. City Holding agrees that at the Effective Time of the Merger it will issue City Holding Common Stock to the extent set forth in, and in accordance with, the terms of this Agreement and the Plan of Merger.
     1.3 Taking of Necessary Action. Prior to and after the Effective Time of the Merger (as defined in Article VI hereof), subject to the provisions of this Agreement, City Holding, FMB and Merchants, respectively, each shall take all such action as may be necessary or appropriate to effect the Merger.
     1.4 Directors and Officers. Following the Effective Time of the Merger, the Directors of City Holding shall continue as Directors and City Holding agrees to increase the number of members of City Holding's Board of Directors by two and to appoint two persons approved by the continuing directors of Merchants to fill the resulting vacancies. Following the Effective Time of the Merger, the Directors of Merchants shall continue as Directors of Merchants for at least five years following the Effective Time of the Merger unless removed for cause or in accordance with Merchants' Bylaws and shall continue to receive Board fees at least equal to the Board fees such persons received immediately prior to the Effective Time of the Merger. As used in this Section, "cause" shall mean dishonesty, fraud or gross abuse of authority in the performance of duty or breach of fiduciary duty.
     1.5 Employee Benefits. For at least five years following the Effective Time of the Merger, except with the approval of the continuing directors of Merchants, no employee of Merchants as of the date of this Agreement may be terminated without cause and no change may be made in the compensation levels, fringe benefits or similar arrangements of such employees. No provision of this Agreement shall be deemed to limit the right of City Holding to require the termination of any employee of Merchants for cause. Following the Effective Time of the Merger, City Holding agrees to honor all the terms and conditions of the change in control agreements of George F. Davis, Robert P. McDowell, Linda G. Aguilar, Robert L. Neal and Steven D. Nunley copies of which are attached hereto as Schedule K.

                                ARTICLE II

                  Effect of Merger on Common Stock of FMB

     2.1  Conversion of Stock.  At the Effective Time of the Merger:
          (a) Each share of FMB Common Stock which is issued and outstanding at the Effective Time of the Merger (other than shares held by City Holding or in FMB's treasury and other than Dissenting Shares as defined in Section 2.3) shall, and without any action by the holder thereof, be converted into
1.60 shares of City Holding Common Stock (the "Exchange Ratio") which shall be validly issued, fully paid and nonassessable.
          (b) The Exchange Ratio at the Effective Time of the Merger shall be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of City Holding Common Stock, any dividend payable in City Holding Common Stock, or any capital reorganization involving the reclassification of City Holding Common Stock subsequent to the date of this Agreement.
     2.2 Manner of Exchange. (a) After the Effective Time of the Merger, each holder of a certificate theretofore evidencing outstanding shares of FMB Common Stock (other than shares held by City Holding and other than Dissenting Shares), upon surrender of such certificate to City National Bank of Charleston, which shall act as exchange agent, accompanied by a Letter of Transmittal, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of City Holding Common Stock for which shares of FMB Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided in this Article II. Until so surrendered, each outstanding FMB certificate which, prior to the Effective Time of the Merger, represented FMB Common Stock will be deemed to evidence the right to receive the number of shares of City Holding Common Stock into which the shares of FMB Common Stock represented thereby have been converted.
          (b) Until such outstanding certificates formerly representing FMB Common Stock are surrendered, no dividend payable to holders of record of City Holding Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Time of the Merger, there shall be no further registry of transfers on the records of FMB of shares of FMB Common Stock. Upon surrender of certificates of FMB Common Stock in exchange for City Holding Common Stock, there shall be paid to the record holder of the certificates of City Holding Common Stock issued in exchange therefor (i) the amount of dividends theretofore paid with respect to such full shares of City Holding Common Stock as of any date subsequent to the Effective Time of the Merger which have not yet been paid to a public official pursuant to abandoned property laws; and (ii) at the appropriate payment date the amount of dividends with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender. No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.
     2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of FMB Common Stock which are issued and outstanding immediately prior to the Effective Time of the Merger and which are held by a shareholder who has the right (to the extent such right is available by law) to demand and receive payment of the fair value of his shares of FMB Common Stock (the "Dissenting Shares") pursuant to Sections 31-1-122 and 31-1-123 of the West Virginia Corporation Act, shall not be converted into or be exchangeable for the right to receive the consideration provided in Section
2.1 unless and until such holder shall fail to perfect his or her right to dissent or shall have effectively withdrawn or lost such right under the West Virginia Corporation Act, as the case may be. If such holder shall have so failed to perfect his right to dissent or shall have effectively withdrawn or lost such right, each of his shares of FMB Common Stock shall thereupon be deemed to have been converted into, at the Effective Time of the Merger, the right to receive shares of City Holding Common Stock at the Exchange Ratio.
     2.4 No Fractional Shares. No certificates or scrip for fractional shares of City Holding Common Stock will be issued. In lieu thereof, City Holding will pay the value of such fractional shares in cash in an amount equal to such fraction of a share multiplied by the City Holding Stock Price.


                                ARTICLE III

                      Representations and Warranties

     3.1 Representations and Warranties of FMB and Merchants. FMB and Merchants represent and warrant to City Holding as follows:
          (a) Organization, Standing and Power. (i) FMB is a corporation duly organized, validly existing and in good standing under the laws of West Virginia and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and, subject to the approval of the Plan of Merger by the shareholders of FMB as contemplated by Section 4.2, to perform this Agreement to effect the transactions contemplated hereby. FMB has delivered to City Holding complete and correct copies of (A) the Amended Articles of Incorporation of FMB and all amendments thereto to the date hereof; and (B) the Bylaws of FMB as amended to the date hereof, which are attached hereto as Schedule A and Schedule B, respectively.
                    (ii) Merchants is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and to perform this Agreement to effect the transactions contemplated hereby. FMB has delivered to City Holding complete and correct copies of (A) the Articles of Association of Merchants and all amendments thereto to the date hereof; and (B) the Bylaws of Merchants as amended to the date hereof, which are attached hereto as Schedule C and Schedule D, respectively. Merchants's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation to the maximum extent permitted by law.
          (b) Capital Structure. The authorized capital stock of FMB consists of 1,000,000 shares of common stock, par value $2.00 per share of which 576,000 shares are issued and outstanding. As of the Effective Time of the Merger, the issued and outstanding shares of FMB Common Stock will be validly issued, fully paid and nonassessable.
     The authorized capital stock of Merchants consists of 144,000 shares of common stock, par value $2.00 per share. FMB owns all of the issued and outstanding common stock of Merchants free and clear of any liens, claims, encumbrances, charges or rights of third parties of any kind whatsoever and all of such shares are validly issued, fully paid and nonassessable. Merchants is the sole subsidiary of FMB and Merchants has no subsidiaries.
     All outstanding shares of FMB Common Stock have been issued in all material respects in compliance with the applicable requirements of the Securities Act of 1933 (the "1933 Act"). Except as disclosed on Schedule I, FMB knows of no person who beneficially owns 5% or more of the outstanding FMB Common Stock.
          (c) Authority. Subject to the approval of the Plan of Merger by the shareholders of FMB as contemplated by Section 4.2 hereof, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Plan of Merger have been duly and validly authorized by all necessary action on the part of FMB and Merchants, and this Agreement is a valid and binding obligation of FMB and Merchants, enforceable in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and by the Plan of Merger and compliance by FMB and Merchants with any of the provisions hereof will not, except as noted on Schedule F, (i) conflict with or result in a breach of any provision of their respective Amended Articles of Incorporation, Articles of Association or Bylaws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which FMB or Merchants is a party, by which either of them or any of their properties or assets may be bound (except for such conflict, breach or default, as to which requisite waivers or consents shall have been obtained by FMB or Merchants prior to the Effective Time of the Merger or the obtaining of which shall have been waived by City Holding); or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to FMB or Merchants or any of their properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state corporate, securities and banking laws, and regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the West Virginia Board of Banking and Financial Institutions (the "West Virginia Board") is required to be obtained by FMB or Merchants in connection with the execution and delivery by FMB and Merchants of this Agreement or the consummation by FMB and Merchants of the transactions contemplated hereby or by the Plan of Merger.
          (d) Investments. All securities owned by FMB and Merchants of record and beneficially are free and clear of all mortgages, liens, pledges, encumbrances or any other restriction, whether contractual or statutory, which would materially impair the ability of FMB or Merchants freely to dispose of any such security at any time, except as noted on Schedule E. Any securities owned of record by FMB or Merchants in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer thereof have been noted on Schedule E. To the knowledge of FMB and Merchants, there are no voting trusts or other agreements or undertakings with respect to the voting of such securities. With respect to all repurchase agreements to which FMB or Merchants is a party, FMB or Merchants has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equaled or exceeded the amount of the debt secured by such collateral under such agreement as of the date of this Agreement, except as noted on Schedule E.
          (e) Financial Statements. Schedule G contains copies of the following consolidated financial statements of FMB and Merchants (the "FMB Financial Statements"):
                    (i) Consolidated Balance Sheets as of December 31, 1994, 1993 and 1992;
                    (ii) Consolidated Statements of Income for each of the three years ended December 31, 1994, 1993 and 1992;
                    (iii) Consolidated Statements of Changes in Stockholders' Equity for each of the three years ended December 31, 1994, 1993 and 1992; and
                    (iv) Consolidated Statements of Cash Flows for each of the three years ended December 31, 1994, 1993 and 1992.
     Such financial statements and the notes thereto have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. Each of such statements of financial condition, together with the notes thereto, presents fairly as of its date the financial condition and assets and liabilities of FMB or Merchants. Such statements of operations, statements of stockholders' equity and statements of cash flows, together with the notes thereto, present fairly the results of operations of Merchants for the periods indicated.
     Subject to the limitations imposed by federal and state laws, and except as disclosed in the FMB Financial Statements, there are no restrictions precluding FMB or Merchants from paying dividends when, as, and if declared by their respective boards of directors.
          (f) Absence of Undisclosed Liabilities. At December 31, 1994, Merchants and FMB had no obligations or liabilities (contingent or otherwise) of any nature which were not reflected in the FMB Financial Statements as of such date, or disclosed in the notes thereto, except for those which in the aggregate are immaterial or disclosed in Schedules specifically referred to herein.
          (g) Tax Matters. Merchants and FMB are members of the same "affiliated group," as defined in Section 1504(a)(1) of the Code (collectively, the "FMB Group"). Each member of the FMB Group has filed or caused to be filed or (in the case of returns or reports not yet due) will file all tax returns and reports required to have been filed by or for it before the Effective Time of the Merger, and all information set forth in such returns or reports is or (in the case of such returns or reports not yet due) will be accurate and complete in all material respects. Each member of the FMB Group has paid or made adequate provision in all material respects for or (with respect to returns or reports not yet filed) before the Effective Time of the Merger will pay or make adequate provision for all taxes, additions to tax, penalties, and interest for all periods covered by those returns or reports. Except as disclosed on Schedule H, there are, and at the Effective Time of the Merger will be, no unpaid taxes, additions to tax, penalties, or interest due and payable by any member of the FMB Group or by any other person that are or could become a lien on any asset or otherwise materially adversely affect the business, property or financial condition of any member of the FMB Group. Each member of the FMB Group has collected or withheld, or will collect or withhold before the Effective Time of the Merger, all amounts required to be collected or withheld by it for any taxes, and all such amounts have been, or before the Effective Time of the Merger will have been, paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due. Each member of the FMB Group is in material compliance with, and its records contain all applicable information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply in all material respects with, all information reporting and tax withholding requirements under federal, state, and local laws, rules, and regulations, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. The consolidated balance sheets contained in the FMB Financial Statements fully and properly reflect, as of the dates thereof, the aggregate liabilities of the members of the FMB Group for all accrued taxes, additions to tax, penalties and interest in all material respects. For periods ending after December 31, 1994, the books and records of each member of the FMB Group fully and properly reflect its liability for all accrued taxes, additions to tax, penalties and interest. Except as disclosed in Schedule H, no member of the FMB Group has granted (nor is it subject to) any waiver of the period of limitations for the assessment of tax for any currently open taxable period, no tax return or report of any member of the FMB Group is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against or with respect to any member of the FMB Group by any taxing authority. No member of the FMB Group has made or entered into, or holds any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Code and the regulations thereunder. Schedule H describes all tax elections, consents and agreements affecting any member of the FMB Group. To the knowledge of FMB, no FMB shareholder is a "foreign person" for purposes of Section 1445 of the Code.
          (h) Options, Warrants and Related Matters. There are no outstanding unexercised options, warrants, calls, commitments or agreements of any character to which FMB or Merchants is a party or by which either of them is bound, calling for the issuance of securities of FMB or Merchants or any security representing the right to purchase or otherwise receive any such security other than the Option Agreements.
          (i)  Property; Leases.   FMB and Merchants own (or enjoy use of
under capital leases) all property reflected on the FMB Financial Statements as of December 31, 1994 (except personal property sold or otherwise disposed of in the ordinary course of business). All property shown as being owned is owned free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in the notes to the FMB Financial Statements, liens for current taxes not yet due and payable, any unfiled mechanics' liens and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or otherwise materially impair business operations.
     The leases relating to leased property are valid and subsisting and there does not exist with respect to FMB's or Merchants's obligations thereunder any material default or event or condition which, after notice or lapse of time or both, would constitute a material default thereunder. There is no condemnation proceeding pending or, to the knowledge of FMB or Merchants, threatened which would preclude or impair the use of any property as presently being used in the conduct of the business of FMB or Merchants. The leases are reflected in the FMB Financial Statements.
     All property and assets material to the business or operations of FMB and Merchants are in an operating condition and state of repair that is fit for their current intended purpose and such property and assets are adequate for the business and operations of FMB and Merchants as currently conducted.
     No notice of violation of zoning laws, building or fire codes or other statutes, ordinances or regulations relating to the operations of FMB or Merchants has been received by FMB or Merchants.
          (j) Additional Schedules Furnished to City Holding. In addition to any Schedules furnished to City Holding pursuant to other provisions of this Agreement, FMB and Merchants have previously furnished to City Holding the following Schedules which are correct and complete as of the date hereof:

                    (i) Employees and Affiliates. Schedule I lists (A) name of, current annual salary rates for, and the number of shares of FMB Common Stock owned beneficially by, all present employees of FMB and Merchants who each are presently scheduled to receive a salary in excess of $60,000 during the year ending December 31, 1995; (B) the number of shares of FMB Common
Stock owned beneficially by each director of FMB and Merchants; and (C) the names of and the number of shares of FMB Common Stock owned by each person who beneficially owns 5% or more of the outstanding FMB Common Stock.
                    (ii) Certain Contracts.  Schedule J lists all notes,
bonds, mortgages, indentures, licenses, lease agreements and other contracts and obligations to which FMB or Merchants is a party, except for those entered into by FMB and Merchants in the ordinary course of their respective businesses consistent with their prior practices and that do not involve an amount greater than $100,000.
                    (iii)     Employment Contracts and Related Matters.
Except in all cases as set forth on Schedule K, neither FMB nor Merchants is a party to (A) any employment contract not terminable at the option of FMB or Merchants without liability; (B) any retirement, stock option, profit sharing or pension plan or thrift plan or agreement or employee benefit plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974);
(C) any management or consulting agreement not terminable at the option of
FMB or Merchants without liability; or (D) any union or labor agreement.
                    (iv) Real Estate. Schedule L describes all interests in real property owned, leased or otherwise claimed by FMB or Merchants, including "other real estate owned."
          (k) Agreements in Force and Effect. All material contracts, agreements, plans, leases, policies and licenses referred to in any Schedule of FMB or Merchants referred to herein are valid and in full force and effect, and neither FMB nor Merchants have breached any material provision of, nor are in default in any material respect under the terms of, any such contract, agreement, lease, policy or license.
          (l)  Legal Proceedings; Compliance with Laws.  Except as set forth in Schedule M, there is no legal, administrative, arbitration or other proceeding or governmental investigation pending (including any legal, administrative, arbitration or other proceeding or governmental investigation pending involving a violation of the federal antitrust laws), or, to the knowledge of FMB's or Merchants's management, threatened or probable of assertion, which might result in money damages payable by FMB or Merchants in excess of insurance coverage, which might result in a permanent injunction against FMB or Merchants, which might result in a change in the zoning or building ordinances materially affecting the property or leasehold interests of FMB or Merchants, or which otherwise, either individually or in the aggregate, is likely to have a material adverse affect on the financial condition of FMB or Merchants. Except as set forth in Schedule M, FMB and Merchants have complied in all material respects with any laws, ordinances, requirements, regulations or orders applicable to their respective businesses (including environmental laws, ordinances, requirements, regulations or orders).  FMB and Merchants have all licenses, permits, orders or approvals of any federal, state, local or foreign governmental or regulatory body (collectively, "Permits") that are material to or necessary for the conduct of the respective businesses of FMB or Merchants; the Permits are in full force and effect; no violations are or have been recorded in respect of any Permits, nor has either FMB or Merchants received notice of any such violation; and no proceeding is pending or, to the knowledge of FMB or Merchants, threatened or probable of assertion to revise, revoke or limit any Permit. Except as set forth in Schedule M, neither FMB nor Merchants is party to any currently effective agreements or written understandings with the Federal Reserve Board, the West Virginia Board or any other regulatory authority. Neither FMB nor Merchants are subject to any judgment, order, writ, injunction or decree which materially adversely affects, or might reasonably be expected to materially adversely affect, the condition
(financial or otherwise) or business of FMB or Merchants or their ability to fulfill their respective obligations pursuant to this Agreement.
          (m)  Employee Benefit Plans.
                    (i)  Schedule K includes a correct and complete list of,
and City Holding has been furnished a true and correct copy of, (A) all qualified pension and profit-sharing plans, all deferred compensation, consultant, severance, thrift, option, bonus and group insurance contracts and all other incentive, welfare and employee benefit plans, trust, annuity or other funding agreements, and all other agreements that are presently in effect, or have been approved prior to the date hereof, for the benefit of employees or former employees of FMB, Merchants or the dependents or beneficiaries of any employee or former employee of FMB or Merchants, whether or not subject to ERISA (the "Employee Plans"); (B) the most recent actuarial and financial reports prepared or required to be prepared with respect to any Employee Plan; and (C) the most recent annual reports filed with any governmental agency, the most recent favorable determination letter issued by the Internal Revenue Service, and any open requests for rulings or determination letters, that pertain to any such qualified Employee Plan. Schedule K identifies each Employee Plan that is intended to be qualified under Section 401(a) of the Code. With respect to each Employee Plan so identified and except as set forth on Schedule K, the IRS has issued favorable determination letters to such plans to the effect that the forms of such plans (or predecessor plans) satisfy the requirements of Code Section 401(a) and for all years subsequent to the establishment of the plans and up to the Effective Time of the Merger, and with respect to which the FMB's and Merchants's tax returns and the plans' returns on Form 5500 are open to audit, to FMB's and Merchants's knowledge the plans have satisfied, in form and operation, the qualification requirements of Section 401(a) of the Code, and no action that has been taken or not taken with respect to the plans subsequent to such date has had or is reasonably expected to have any adverse impact on the continued qualification of the plans through the Effective Time of the Merger.  The IRS has not revoked any letter of determination or opinion letter to which reference is made above, nor has the IRS threatened any such revocation.
                    (ii) Neither FMB, Merchants nor any employee pension
benefit plan (as defined in Section 3(2) of ERISA (a "Pension Plan"))
maintained or previously maintained by it, has incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or to the Internal Revenue Service with respect to any Pension Plan. There is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made.
                    (iii) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the Closing Date under the terms of each Employee Plan, ERISA, or a collective bargaining agreement. No accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, exists with respect to any Pension Plan (including any Pension Plan previously maintained by FMB or Merchants). There is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any
Pension Plan.
                    (iv) No Employee Plan is a "multiemployer plan" (as
defined in Section 3(37) of ERISA).  Neither FMB nor Merchants has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA). Neither FMB nor Merchants has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA).
                    (v)  All Employee Plans that are "employee benefit
plans", as defined in Section 3(3) of ERISA, that are maintained by or were previously maintained by FMB or Merchants comply and have been administered in compliance in all material respects with ERISA and all other legal requirements, including the terms of such plans, collective bargaining agreements and securities laws. Neither FMB nor Merchants have any material liability under any such plan that is not reflected in the FMB Financial Statements.
                    (vi) No prohibited transaction has occurred with respect
to any Employee Plan that is an "employee benefit plan" (as defined in
Section 3(3) of ERISA) maintained by FMB or Merchants or any "employee benefit plan" previously maintained by FMB or Merchants that would result, directly or indirectly, in material liability under ERISA or in the imposition of a material excise tax under Section 4975 of the Code.
                    (vii)     Schedule K identifies each Employee Plan that
is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA)
and which is funded. The funding under each such plan does not exceed the limitations under Section 419A(b) or 419A(c) of the Code. Neither FMB nor Merchants are subject to taxation on the income of any such plan or any such plan previously maintained by FMB or Merchants.
                    (viii) Schedule K identifies the method of funding (including any individual accounting) for all post-retirement medical or life insurance benefits for the employees of FMB and Merchants. Schedule K also discloses the funded status of these Employee Plans.
                    (ix)    FMB and Merchants are the only trades or
businesses which are, or have ever been, treated as a single employer for employee benefit purposes under ERISA and the Code.
          (n)  Insurance.  All policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of FMB or Merchants are described on Schedule N and are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by FMB and Merchants. Neither FMB nor Merchants is in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Neither FMB nor Merchants has received notice of cancellation or non-renewal of any such policy or binder. Neither FMB nor Merchants has knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance.  Neither FMB nor Merchants has knowledge of any state of facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above.
Neither FMB nor Merchants has received notice from any of their respective insurance carriers that any insurance premiums will be materially increased in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.
          (o) Loan Portfolio. FMB has no loans outstanding. Each loan outstanding on the books of Merchants is reflected correctly in all material respects by the loan documentation, was made in the ordinary course of business, was not known to be uncollectible at the time it was made, and was made in accordance with Merchants's standard loan policies in effect at the time the loans were made. The records of Merchants regarding all loans outstanding on its books are accurate in all material respects. The reserves for possible loan losses on the outstanding loans of Merchants and the reserves for other real estate owned by Merchants as reflected in the FMB Financial Statements, have been established in accordance with generally accepted accounting principles and with the requirements of the Office of the Comptroller of the Currency, and in the best judgment of the management of Merchants, are adequate to absorb all material known and anticipated loan losses in the loan portfolio of Merchants, and any losses associated with other real estate owned or held by Merchants.  Except as identified on
Schedule O, no loan in excess of $200,000 has been classified as of the date hereof by Merchants or regulatory examiners as "Other Loans Specifically Mentioned", "Substandard", "Doubtful" or "Loss". Except as identified on Schedule O, each loan reflected as an asset on the FMB balance sheets is, to the knowledge of FMB and Merchants, the legal, valid and binding obligation of the obligor and any guarantor, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful would have a material adverse effect on the financial condition, results of operations or business of FMB or Merchants.
          (p) Absence of Changes. Except as set forth in Schedule P, since December 31, 1994, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, earnings or business of FMB or Merchants. Since such date the business of FMB and Merchants has been conducted only in the ordinary course.
          (q)  Brokers and Finders.  Except for Merchants's engagement of
Baxter Fentriss and Company, neither FMB nor Merchants, nor any of their respective officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transaction contemplated herein.
          (r)  Reports.  For the past five years, FMB and Merchants have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Securities and Exchange Commission (the "SEC"); (ii) the Federal Reserve
Board; (iii) the West Virginia Board; and (iv) any other governmental or regulatory authority or agency having jurisdiction over their operations.
Each of such reports and documents, including the financial statements, exhibits and schedules thereto, which was filed with the SEC was in form and substance in compliance with the 1933 Act or the Securities Exchange Act of
1934 (the "1934 Act"), as the case may be.  None of such reports or statements, or any amendments thereto, contains any statement which, at the time and in the light of the circumstances under which it was made, was false or misleading with respect to any material fact necessary in order to make the statements contained therein not false or misleading.
          (s) Environmental Matters. For purposes of this subsection, the following terms shall have the indicated meaning:
     "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term "Environmental Law" includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C.
Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C.
Section 300f, et seq; and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.
     "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.
     "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by FMB or Merchants or any of their subsidiaries, including those properties serving as collateral for any loans made by FMB or Merchants.
     To the knowledge of FMB and Merchants, except as set forth in Schedule
Q,
               (i) neither FMB nor Merchants has been or is in violation of or liable in any material respect under any Environmental Law;
               (ii) none of the Loan Portfolio Properties and Other
Properties Owned has been or is in violation of or liable in any material respect under any Environmental Law; and
               (iii) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except for such violations and liabilities, and actions, suits, demands, notices, claims, investigations or proceedings, which would not individually or in the aggregate have a material adverse effect on the financial condition, results of operations or business of FMB or Merchants.
          (t)  Community Reinvestment Act.  FMB and Merchants have no reason to believe that the transactions contemplated by this Agreement will not be approved by all required regulatory authorities for reasons related to compliance by FMB or Merchants with the Community Reinvestment Act of 1977
(12 U.S.C. 2901 et. seq.) ("CRA").  Merchants received at least a
"satisfactory" CRA rating as of its last CRA examination and has no reason to believe that its CRA rating will be downgraded on or before the Closing Date.
          (u)  Disclosure.  Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, all written statements, certificates, schedules, lists and other written information furnished by or on behalf of FMB or Merchants at any time to City Holding in connection with this Agreement are true and correct in all material respects. Each document delivered or to be delivered by FMB or Merchants to City Holding is or will be a true and complete copy of such document, unmodified except by another document delivered by FMB or
Merchants.
     3.2  Representations and Warranties of City Holding.  City Holding, to
the extent applicable, represent and warrant to FMB and Merchants as follows:
          (a)  Organization, Standing and Power.  City Holding is a
corporation duly organized, validly existing and in good standing under the laws of West Virginia and has all requisite corporate power and authority to own, lease and operate its properties, to effect the Merger and to carry on its business as now being conducted.  City Holding has delivered to FMB complete and correct copies of (i) the Articles of Incorporation of City
Holding and all amendments thereto to the date hereof, and (ii) the Bylaws of City Holding as amended to the date hereof.
          (b) Capital Structure. As of December 31, 1994, the authorized capital stock of City Holding consisted of 500,000 shares of preferred stock, par value $25.00 per share none of which were issued and outstanding, and 10,000,000 shares of common stock, par value $2.50 per share, of which
3,780,477 shares of common stock were issued and outstanding. All of such issued and outstanding shares of common stock were validly issued, fully paid and nonassessable at such date and all of such shares issued since
December 31, 1991, were issued in all material respects in compliance with the Securities Act of 1933, as amended.
          (c)  Authority.  Subject to the approval of the Plan of Merger by the shareholders of City Holding, the execution and delivery of this
Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of City Holding, and this Agreement is a valid and binding obligation of City
Holding, enforceable in accordance with its terms.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by City Holding with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of City
Holding's Articles of Incorporation or Bylaws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or to which City Holding is a party, or by which either of them or any of their properties or assets may be bound;
or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to City Holding or any of their properties or assets.
No consent or approval by any government authority, other than compliance with applicable federal and state corporate, securities and banking laws, and regulations of the Federal Reserve Board and the West Virginia Board is
required in connection with the execution and delivery by City Holding of this Agreement or the consummation by City Holding of the Merger, or by the
Plan of Merger.
          (d)  Financial Statements.  City Holding has delivered to FMB copies of the following financial statements of City Holding (the "City
Holding Financial Statements"):
                    (i) Consolidated Balance Sheets as of December 31, 1994, 1993 and 1992;
                    (ii) Consolidated Statements of Income for each of the
three years ended December 31, 1994, 1993 and 1992;
                    (iii) Consolidated Statements of Changes in Stockholders' Equity for each of the three years ended December 31, 1994,
1993 and 1992; and
                    (iv) Consolidated Statements of Cash Flows for each of
the three years ended December 31, 1994, 1993 and 1992.
          Such consolidated financial statements and the notes thereto have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. Each of such consolidated balance sheets, together with the notes thereto, presents fairly as of its date the financial condition and assets and liabilities of City Holding. The consolidated statements of income, statements of changes in shareholders' equity and statements of cash flows, together with the notes thereto, present fairly the consolidated results of operations of City
Holding and its consolidated subsidiaries for the periods indicated.
          (e)  Absence of Undisclosed Liabilities.  At December 31, 1994,
City Holding and its consolidated subsidiaries had no material liabilities of any nature which were not reflected on the City Holding Financial Statements or disclosed in the notes thereto at such date except for those which individually or in the aggregate are immaterial.
          (f)  Absence of Changes.  Since December 31, 1994, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, earnings or business of City Holding as reflected on its consolidated financial statements as of such date and for the year then ended.
          (g) Brokers and Finders. Neither City Holding nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger.
          (h) Subsidiaries; Ownership of FMB Common Stock. City Holding's subsidiaries are The City National Bank of Charleston, First State Bank &
Trust, Bank of Ripley, Peoples Bank of Point Pleasant, Home National Bank of Sutton, Blue Ridge Bank, Peoples State Bank, City Financial Corporation, City Mortgage Corporation, Hinton Financial Corporation and the First Nation Bank
of Hinton.  Such corporations are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all requisite corporate power and authority to own, lease and operate their properties and to carry on their business as now being conducted. City
Holding currently owns 2,000 shares of FMB Common Stock.
          (i)  Reports.  Since its date of organization, City Holding has filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the SEC;
(ii) the Federal Reserve Board; (iii) the West Virginia Board; and (iv) any other governmental or regulatory authority or agency having jurisdiction over their operations. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, which was filed with the SEC was in form and substance in compliance with the 1933 Act or the 1934 Act, as the case may be. No such report or statement, or any amendments thereto, contains any statement which, at the time and in the light of the circumstances under which it was made, was false or misleading with respect to any material fact necessary in order to make the statements contained therein not false or misleading.
          (j)  Tax Matters.  City Holding has filed or caused to be filed or
(in the case of returns or reports not yet due) will file all tax returns and reports required to have been filed by or for it before the Effective Time of the Merger, and all information set forth in such returns or reports is or
(in the case of such returns or reports not yet due) will be accurate and complete in all material respects. City Holding has paid or made adequate provision in all material respects for or (with respect to returns or reports not yet filed) before the Effective Time of the Merger will pay or make adequate provision for all taxes, additions to tax, penalties, and interest
for all periods covered by those returns or reports.    The consolidated
balance sheets of City Holding fully and properly reflect, as of the dates thereof, all liabilities aggregate liabilities for accrued taxes, additions to tax, penalties and interest in all material respects. Except as disclosed in Schedule R, no tax return or report of City Holding is under examination by any taxing authority or subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against City
Holding by any taxing authority.
          (k) Options, Warrants and Related Matters. As of the date of this Agreement, there are no outstanding unexercised options, warrants, calls, commitments or agreements of any character to which City Holding is a party or by which it is bound, calling for the issuance of securities of City
Holding or any security representing the right to purchase or otherwise receive such security, except for any rights pursuant to City Holding's shareholder rights plan.
          (l) Property; Leases. City Holding owns (or enjoys use of under capital leases) all property reflected on its financial statements as of December 31, 1994 (except property sold or otherwise disposed of in the ordinary course of business). All property shown as being owned is owned free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in the notes to the financial statements, liens for current taxes not yet due and payable, any unfiled mechanics' liens and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or otherwise materially impair business operations.
          (m) Legal Proceedings; Compliance with Laws. There is no legal, administrative, arbitration or other proceeding or governmental investigation pending (including any legal, administrative, arbitration or other proceeding or governmental investigation pending involving a violation of the federal antitrust laws), or, to the knowledge of City Holding, threatened or probably of assertion, which might result in money damages payable by City Holding in excess of insurance coverage, which might result in a permanent injunction against City Holding, which might result in a change in the zoning or building ordinances materially affecting the property or leasehold interests of City Holding or which otherwise, either individually or in the aggregate, is likely to have a material adverse affect on the financial condition of City Holding. City Holding has complied in all material respects with any laws, ordinances, requirements, regulations or orders applicable to their respective businesses (including environmental laws, ordinances, requirements, regulations or orders). Except as set forth in Schedule S, City Holding has all licenses, permits, orders or approvals of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its business. All of such permits are in full force and effect; no violations are or have been recorded in respect of any permits. City Holding has not entered into any agreements or written understandings with the Federal Reserve Board, the West Virginia Board or any other regulatory authority. City Holding is not subject to any judgment, order, writ, injunction or decree which materially adversely affects, or might reasonably be expected to materially adversely affect, the condition (financial or otherwise) or business of City Holding or its ability to fulfill its obligations pursuant to this Agreement.
          (n) Employee Benefit Plans. Neither City Holding nor any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained or previously maintained by it, has incurred any material liability to the PBGC or to the Internal Revenue Service. There is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made. Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the Closing Date under the terms of each employee plan, ERISA, or a collective bargaining agreement of City Holding. No accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, exists with respect to any pension plan of City
Holding. There is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any pension plan of City Holding.
          (o) Loan Portfolio. Each loan outstanding on the books of City Holding or any City Holding subsidiary is reflected correctly in all material respects by the loan documentation, was made in the ordinary course of business, was not known to be uncollectible at the time it was made, and was made in accordance with standard loan policies in effect at the time the loans were made. The reserves for possible loan losses on such loans and the reserves for other real estate owned by City Holding or any City Holding subsidiary have been established in accordance with generally accepted accounting principles and with the requirements of the West Virginia Board or any other regulatory authority and, in the best judgment of management of City Holding, are adequate to absorb all material known and anticipated loan losses in the loan portfolios of City Holding and its subsidiaries, and any losses associated with other real estate owned or held by City Holding and its subsidiaries.
          (p) Environmental Matters. There are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability under any Environmental Law (as defined in Section (t) of Article III) including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except for such violations and liabilities, and actions, suits, demands, notices, claims, investigations or proceedings, which would not individually or in the aggregate have a material adverse effect on the financial condition, results of operations or business of City Holding.
          (q) Community Reinvestment Act. City Holding has no reason to believe that the transactions contemplated by this Agreement will not be approved by all required regulatory authorities for reasons related to compliance with the CRA. Each subsidiary of City Holding to which the CRA applies received at least a "satisfactory" CRA rating as of its last CRA examination and City Holding has no reason to believe that any such CRA ratings will be downgraded on or before the Closing Date.
          (r) Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, all written statements, certificates, schedules, lists and other written information furnished by or on behalf of City Holding at any time to FMB or Merchants in connection with this Agreement are true and correct in all material respects. Each document delivered or to be delivered by City
Holding to FMB or Merchants is or will be a true and complete copy of such document, unmodified except by another document delivered by City Holding.

                                ARTICLE IV

                             Conduct Prior to
                       Effective Time of the Merger

     4.1 Access to Records and Properties of City Holding, FMB and Merchants. Between the date of this Agreement and the Effective Time of the Merger, each of City Holding, on the one hand, and FMB and Merchants, on the other, agree to give to the other reasonable access to all its premises and books and records and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein, preparing the Registration Statement (as defined in Section 4.2) and applicable regulatory filings and preparing consolidated financial statements of FMB as of a date prior to the Effective Time of the Merger in order to facilitate City Holding in performance of its post-Closing Date financial reporting requirements; provided, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other. City Holding, FMB and Merchants shall each maintain the confidentiality of all confidential information furnished to them by the other parties hereto concerning the business, operations, and financial condition of the party furnishing such information, and shall not use any such information except in furtherance of the Merger. If this Agreement is terminated, each party hereto shall promptly return all documents and copies of, and all workpapers containing, confidential information received from the other party hereto. The obligations of confidentiality under this Section 4.1 shall survive any such termination of this Agreement and shall remain in effect, except to the extent that (a) one party shall have directly or indirectly acquired the assets and business of the other party; (b) as to any particular confidential information with respect to one party, such information (i) shall become generally available to the public other than as a result of an unauthorized disclosure by the other party or (ii) was available to the other party on a nonconfidential basis prior to its disclosure by the first party; or (c) disclosure by any party is required by subpoena or order of a court of competent jurisdiction or by order of a regulatory authority of competent jurisdiction.
     4.2  Registration Statement; Proxy Statement; Shareholder Approval.
Each of City Holding and FMB will duly call and will hold a meeting of shareholders as soon as practicable for the purpose of approving the Merger, and in connection therewith will recommend to and actively encourage shareholders that they vote in favor of the Merger and will comply fully with the provisions of the West Virginia Corporation Act, the 1933 Act and the 1934 Act and the rules and regulations of the SEC under such acts, and their respective articles of incorporation and bylaws relating to the call and holding of a meeting of shareholders for such purpose. City Holding and FMB will jointly prepare the proxy statement-prospectus to be used in connection with such meeting (the "Proxy Statement-Prospectus") and City Holding will prepare and file with the SEC a Registration Statement on Form S-4 (the "Registration Statement"), of which such Proxy Statement-Prospectus shall be a part, and use its best efforts promptly to have the Registration Statement declared effective. In connection with the foregoing, City Holding will comply with the requirements of the 1933 Act and the 1934 Act and the rules and regulations of the SEC under such Acts with respect to the offering and sale of City Holding Common Stock in connection with the Merger and with all applicable state Blue Sky and securities laws. The notices of such meetings and the Proxy Statement-Prospectus shall not be mailed to FMB or City Holding shareholders until the Registration Statement shall have become effective under the 1933 Act. FMB covenants that none of the information supplied by FMB, and City Holding covenants that none of the information supplied by City Holding, for inclusion in the Proxy Statement-Prospectus will, at the time of the mailing of the Proxy Statement-Prospectus to FMB and City Holding shareholders, contain any untrue statement of a material fact nor will any such information omit any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; and at all times subsequent to the time of the mailing of the Proxy Statement-Prospectus, including the date of the meetings of FMB and City Holding shareholders to which the statement relates and the Effective Time of the Merger, none of such information in the Proxy Statement-Prospectus, as amended or supplemented, will contain an untrue statement of a material fact or omit any material fact required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading.
     4.3 Operation of the Business of FMB and Merchants. FMB and Merchants agree that from the date hereof to the Effective Time of the Merger, they will operate their respective businesses substantially as presently operated and only in the ordinary course, and, consistent with such operation, they will use their best efforts to preserve intact its present business organizations and relationships with persons having business dealings with them. Without limiting the generality of the foregoing, FMB and Merchants agree that they will not, without the prior written consent of City Holding, unless consistent with past practices and in the ordinary course of business
(i) make any material change in the compensation or title of any executive officer; (ii) make any material change in the compensation or title of any other employee, other than those permitted by current employment policies in the ordinary course of business, any of which changes shall be promptly reported to City Holding; (iii) enter into any new bonus, incentive compensation, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or (except as otherwise specifically contemplated in this Agreement) any employment or consulting agreement or amend any such plan or agreement to increase the benefits accruing or payable thereunder; (iv) create or otherwise become liable with respect to any indebtedness for money borrowed or purchase money indebtedness except in the ordinary course of business; (v) amend FMB's Amended Articles of Incorporation, Merchants's Articles of Association, or their Bylaws except as may be necessary to consummate the Merger or give effect to the Option Agreement; (vi) issue or contract to issue any shares of FMB capital stock or securities exchangeable for or convertible into capital stock other than pursuant to the Option Agreement; (vii) purchase any shares of FMB capital stock; (viii) enter into or assume any material contract or obligation, except in the ordinary course of business; (ix) waive any right of substantial value; (x) propose or take any other action which would make any representation or warranty in Section 3.1 hereof untrue; (xi) change securities portfolio policies; (xii) enter into any new agreement, amendment or endorsement or make any changes relating to insurance coverage, including coverage for its directors and officers, which would result in an additional payment obligation of $200,000 or more; or (xiii) propose or take any action with respect to the closing of any branches. FMB and Merchants further agree that, between the date of this Agreement and the Effective Time of the Merger, they will consult and cooperate with City Holding regarding (i) loan portfolio management, including management and work-out of nonperforming assets, and credit review and approval procedures, and (ii) securities portfolio and funds management, including management of interest rate risk.
     4.4 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms, neither FMB, Merchants nor any of their respective officers, directors, representatives, agents or affiliates shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations (with any person other than City Holding) concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar transaction involving FMB or Merchants or disclose, directly or indirectly, any information not customarily disclosed to the public concerning FMB or Merchants, afford to any other person access to the properties, books or records of FMB or Merchants or otherwise assist any person preparing to make or who has made such an offer, or enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of significant amount of assets. The foregoing shall not prevent FMB from considering competing offers if, in the opinion of counsel to FMB, the fiduciary duty FMB's directors owe to its shareholders requires them to do so. FMB or Merchants will promptly communicate to City Holding the terms of any proposal which either of them may receive in respect to any of the foregoing transactions.
     4.5 Dividends. FMB agrees that in 1995 it will declare and pay only regular quarterly cash dividends at a rate no greater than the rate declared and paid with respect to the corresponding quarter of 1994 and at the same time dividends were declared and paid in 1994, provided that the quarter in which the Merger is effective, shareholders of FMB will be paid either the FMB or City Holding dividend.
     4.6 Regulatory Filings. City Holding and FMB shall jointly prepare all regulatory filings required to consummate the transactions contemplated by the Agreement, and the Plan of Merger and submit the filings for approval with the Federal Reserve Board and the West Virginia Board as soon as practicable after the date hereof. City Holding and FMB shall use their best efforts to obtain approvals of such filings.
     4.7 Tax Opinion. City Holding and FMB shall each use their best efforts to obtain the tax opinion referred to in paragraph (e) of Section 5.1 and paragraph (f) of Section 5.2 hereof.
     4.8 Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any press release or make any such public statement prior to such consultations except as may be required by law.
     4.9 Transactions in City Holding Common Stock. Other than the issuance of City Holding Common Stock upon the exercise of stock options granted pursuant to employee benefit plans of City Holding or in connection with the operation in the ordinary course of City Holding's dividend reinvestment plan and 401(k) and Profit Sharing Plan, none of City Holding, FMB, Merchants or the directors and executive officers of any of them will purchase, sell or otherwise acquire or dispose of any shares of City Holding Common Stock during the period of calculation of the City Holding Stock Price.
     4.10 City Holding Rights Agreement. City Holding agrees that any rights issued pursuant to the Rights Agreement adopted by it in 1991 shall be issued with respect to each share of City Holding Common Stock issued pursuant to the terms hereof and the Plan of Merger, regardless whether there has occurred a Distribution Date under the terms of such Rights Agreement prior to the occurrence of the Effective Time of the Merger.
     4.11 Accounting Treatment. City Holding and FMB shall use their best efforts to cause the Merger to be accounted for as a "pooling of interests."
     4.12 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of City Holding and FMB agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using reasonable effort to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated herein. Each of City Holding and FMB shall use its best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.
     4.13 Adverse Changes in Condition. City Holding and FMB each agrees to give written notice promptly to the other concerning any material adverse change in its condition from the date of this Agreement until the Effective Time that might adversely affect the consummation of the transactions contemplated hereby or upon becoming aware of the occurrence or impending occurrence of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. Each of City Holding and FMB shall use its best efforts to prevent or promptly to remedy the same.
     4.14 Updating of Schedules. From the date of execution of this Agreement until the consummation of the Merger, FMB agrees to keep up to date all of the Schedules hereto and to provide notification to the other of any changes or additions or events which have caused, or after the lapse of time may cause, any such change or addition in any of the Schedules hereto.

                                 ARTICLE V

                           Conditions of Merger

     5.1 Conditions of Obligations of City Holding. The obligations of City Holding to perform this Agreement are subject to the satisfaction of the following conditions unless waived by City Holding.
          (a) Representations and Warranties; Performance of Obligations; No Adverse Change. The representations and warranties of FMB and Merchants set forth in Section 3.1 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger; FMB and Merchants shall have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Effective Time of the Merger; there shall have occurred no material adverse change in the condition (financial or otherwise), assets, liabilities, properties or business of FMB or Merchants from December 31, 1994 to the Effective Time of the Merger; and City Holding shall have received a certificate of authorized officers of FMB to such effects.
          (b) Authorization of Merger. All action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein (including the shareholder action referred to in Section 4.2) shall have been duly and validly taken by the boards of directors of FMB and Merchants, and by the shareholders of FMB and City Holding and FMB shall have full power and right to merge on the terms provided herein.
          (c) Opinion of Counsel. City Holding shall have received an opinion or opinions of Bowles, Rice, McDavid, Graff and Love, special counsel to FMB and Merchants, or other counsel reasonably satisfactory to City Holding, dated the Closing Date and reasonably satisfactory to counsel to City Holding to the effect that:
                    (i) FMB is a corporation organized and in good standing under the laws of West Virginia and has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted as described in the Registration Statement and Proxy Statement-Prospectus;
                    (ii) Merchants is a national banking association organized and in good standing under the laws of the United States and has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted as described in the Registration Statement and Proxy Statement Prospectus;
                    (iii) FMB and Merchants have full power to carry out the transactions provided for in the Agreement; all corporate and other proceedings required to be taken by or on the part of FMB and Merchants to authorize them to execute and deliver the Agreement and to consummate the transactions contemplated thereby and by the Plan of Merger have been duly and validly taken; the Agreement has been duly and validly authorized, executed and delivered by FMB and Merchants and constitutes a valid and binding obligation of FMB and Merchants enforceable in accordance with its terms except as same (A) may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the rights of creditors, and
(B) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law); and the Plan of Merger has been approved by the Board of Directors and the shareholders of FMB;
                    (iv) All outstanding shares of FMB Common Stock to be exchanged for shares of City Holding Common Stock at the Effective Time of the Merger have been duly authorized and are validly issued, fully paid and nonassessable;
                    (v) To the knowledge of such counsel, except as disclosed in Section 3.1(h) of the Agreement, FMB is not a party to or bound by any outstanding option or agreement to sell, issue, buy or otherwise dispose of or acquire any shares of FMB Common Stock or other security of FMB or any shares of Merchants common stock or other security of Merchants other than pursuant to the Option Agreement;
                    (vi) Execution and delivery by FMB and Merchants of the Agreement, consummation by FMB and Merchants of the transactions contemplated hereby, and compliance by FMB and Merchants with the provisions hereof will not conflict with or result in a breach of any provision of the Amended Articles of Incorporation, Articles of Association, or Bylaws of FMB or Merchants, as applicable, or, a default (or give rise to rights of termination, cancellation or acceleration) under the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, agreement or any other instrument or listed in Schedule J (such counsel having no knowledge of any item called for by such schedule which is not disclosed therein), or violate any court order, writ, injunction or decree applicable to FMB or Merchants or any of their properties or assets, of which such counsel has knowledge after making inquiry with respect thereto;
                    (vii) Such counsel does not know of any litigation that is pending or threatened which might result in money damages payable by FMB or Merchants in excess of insurance coverage, which might result in a permanent injunction against FMB or Merchants or which, individually or in the aggregate, otherwise might have a material adverse effect on FMB or Merchants or the transactions contemplated by this Agreement;
                    (viii) Such counsel does not know of any default under, or the occurrence of any event which with the lapse of time, action or inaction by a third party would result in a default under any outstanding indenture, contract or agreement listed in Schedule J to the Agreement (such counsel having no knowledge of any item called for by such Schedule which is not disclosed therein) or under any governmental license or permit or a breach of any provision of the Amended Articles of Incorporation, Articles of Association, or Bylaws of FMB or Merchants, as applicable;
                    (ix) All legal obligations of FMB or Merchants pertaining to consummation of the Merger under the laws of West Virginia and the United States, including receipt of all regulatory approvals required to be obtained by FMB or Merchants, other than the filing of the Articles of Merger relating to the Merger with the Secretary of State of West Virginia and the completion of all legal obligations not the responsibility of FMB or Merchants pursuant to this Agreement, have been completed to the satisfaction of such counsel in all material respects;
                    (x) On the basis of facts within their knowledge, such counsel have no reason to believe that (except as to financial statements and other financial data, or as to material relating to, and supplied by, City Holding for inclusion in the Proxy Statement-Prospectus as to which no belief need be expressed) the Proxy Statement-Prospectus (as amended or supplemented, if so amended or supplemented) contained any untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading as of (A) the time the Registration Statement became effective, (B) the time of the meeting of FMB shareholders referred to in Section 4.2 of the Agreement, (C) the time of the meeting of City Holding Shareholders referred to in Section 4.2 of the Agreement, or (D) at the Closing Date (the matters set forth in this subsection (xi) may be addressed in a separate letter of such counsel addressed to City Holding).
          (d) Registration Statement. The Registration Statement shall be effective under the 1933 Act and City Holding shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue the City Holding Common Stock in connection with the Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.
          (e) Tax Opinion. City Holding shall have received, in form and substance reasonably satisfactory to it, an opinion of Hunton & Williams, dated as of the Closing Date, to the effect that, for federal income tax purposes, consummation of the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code and no taxable gain will be recognized by City Holding or FMB upon consummation of the Merger.
          (f) Regulatory Approvals. All required approvals from federal and state regulatory authorities having jurisdiction to permit City Holding to consummate the Merger and to issue City Holding Common Stock to FMB shareholders shall have been received and all related waiting periods shall have expired, all applicable federal and state laws governing the Merger shall have been complied with and there shall not be in any order or decree of any regulatory authority any condition or requirement reasonably deemed objectionable to City Holding.
          (g) Affiliate Letters. Each person listed on Schedule M shall have executed and delivered a commitment and undertaking to the effect that such shareholder will dispose of the shares of City Holding Common Stock received by him in connection with the Merger only in accordance with the provisions of paragraph (d) of Rule 145; (ii) such shareholder will not dispose of any of such shares until City Holding has received an opinion of counsel acceptable to it that such proposed disposition will not violate the provisions of any applicable securities laws; (iii) that they will not sell or reduce their risk with respect to the City Holding shares acquired in the Merger until after the publication of combined financial results covering 30 days of combined operations; and (iv) the certificates representing said shares may bear a legend referring to the foregoing restrictions.
          (h) Accounting Treatment. City Holding shall have received, in form and substance satisfactory to it, a letter dated the Effective Date of the Merger from Ernst & Young to the effect that the Merger will qualify for pooling-of-interests accounting treatment.
          (i) Acceptance by City Holding Counsel. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to counsel for City Holding.
     5.2 Conditions of Obligations of FMB and Merchants. The obligations of FMB and Merchants to perform this Agreement are subject to the satisfaction of the following conditions unless waived by FMB and Merchants:
          (a) Representations and Warranties; Performance of Obligations; No Adverse Change. The representations and warranties of City Holding set forth in Section 3.2 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger; City Holding shall have performed all obligations required to be performed by them under this Agreement prior to the Effective Time of the Merger; there shall have occurred no material adverse change in the condition (financial or otherwise), assets, liabilities, properties or business of City Holding from December 31, 1994 to the Effective Time of the Merger; and FMB shall have received a certificate of authorized officers of City Holding to such effects.
          (b) Authorization of Merger. All action necessary to authorize the execution, delivery and performance of this Agreement by City Holding and the consummation of the transactions contemplated herein (including the shareholder action referred to in Section 4.2) shall have been duly and validly taken by the boards of directors of City Holding and the shareholders of City Holding and FMB, and City Holding shall have full power and right to merge and to acquire and assume on the terms provided herein.
          (c) Opinion of Counsel. (1) FMB and Merchants shall have received an opinion of Hunton & Williams, special counsel to City Holding dated the Closing Date and reasonably satisfactory to counsel to FMB and Merchants, to the effect that:
                    (i) The shares of City Holding Common Stock to be issued pursuant to the Agreement have been duly registered under the 1933 Act;
                    (ii) All legal obligations of City Holding pertaining to consummation of the Merger under the laws of West Virginia and the United States, including the receipt of all regulatory approvals required to be obtained by City Holding, other than the filing of the Articles of Merger relating to the Merger with the West Virginia Secretary of State and the completion of other legal obligations that are the responsibility of City Holding pursuant to this Agreement, have been completed to the satisfaction of such counsel in all material respects; and
                    (iii) On the basis of facts within their knowledge, such counsel have no reason to believe that (except as to financial statements and other financial data, or as to material relating to, and supplied by, FMB or Merchants for inclusion in the Proxy Statement-Prospectus, as to which no belief need be expressed) the Proxy Statement-Prospectus (as amended or supplemented, if so amended or supplemented) contained any untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (A) as of the time the Registration Statement became effective; (B) as of the time of the special meeting of shareholders of FMB mentioned in Section 4.2 of the Agreement; (C) as of the time of the special meeting of shareholders of City Holding mentioned in Section 4.2 of the Agreement; or (D) as of the Closing Date.
          (2) FMB and Merchants shall have received an opinion of Steptoe & Johnson, general counsel to City Holding, dated the Closing Date and satisfactory in form and substance to counsel to FMB and Merchants to the effect that:
                    (i) City Holding is a corporation organized and in good standing under the laws of West Virginia and have all requisite corporate power to own, lease and operate their respective properties and to carry on their respective business as now being conducted as described in the Registration Statement and Proxy Statement-Prospectus;
                    (ii) City Holding has full power to carry out the transactions provided for in the Agreement; all corporate and other proceedings required to be taken by or on the part of City Holding to authorize them to execute and deliver the Agreement and to consummate the transactions contemplated thereby and by the Plan of Merger have been duly and validly taken; the Agreement has been duly and validly authorized, executed and delivered by City Holding and constitutes a valid and binding obligation of City Holding enforceable in accordance with its terms except as same (A) may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the rights of creditors; and (B) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law); the Plan of Merger has been approved by the Board of Directors and shareholders of City Holding, respectively; and the shares of City Holding Common Stock to be issued in the Merger in exchange for shares of FMB Common Stock have been duly authorized and when so issued will be validly issued, fully paid and nonassessable.
                    (iii) All outstanding shares of City Holding Common Stock have been duly authorized and are validly issued, fully paid and nonassessable; and
                    (iv) Execution and delivery by City Holding of the Agreement, consummation by City Holding of the transactions contemplated thereby, and compliance by City Holding with the provisions thereof will not conflict with or result in a breach of any provisions of either City Holding's Articles of Incorporation, or either of their Bylaws or a default (or give rise to rights or termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or any other instrument or of City Holding or Acquisition known to such counsel, or violate any court order, writ, injunction or decree applicable to City Holding or any of their properties or assets, of which such counsel has knowledge after making inquiry with respect thereto.
                    (v) Such counsel does not know of any litigation that is pending or threatened which might result in money damages payable by City Holding in excess of insurance coverage, which might result in a permanent injunction against City Holding or which, individually or in the aggregate, otherwise might have a material adverse effect on City Holding or the transactions contemplated by this Agreement;
                    (vi) Such counsel does not know of any default under, or the occurrence of any event which with the lapse of time, action or inaction by a third party would result in a default under any material outstanding indenture, contract or agreement or under any governmental license or permit or a material breach of any provision of the Articles of Incorporation, or Bylaws of City Holding;
                    (vii) On the basis of facts within their knowledge, such counsel has no reason to believe that (except as to financial statements and other financial data, or as to material relating to and supplied by, FMB or Merchants for inclusion in the Proxy
Statement-Prospectus as to which no belief need be expressed) the Proxy Statement-Prospectus (as amended or supplemented, if so amended or supplemented) contained any untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading as of (A) the time the Registration Statement became effective, (B) the time of the meeting of FMB shareholders referred to in Section 4.2 of the Agreement, (C) the time of the meeting of City Holding shareholders referred to in Section
4.2 of the Agreement, or (D) at the Closing Date.
          (d) Registration Statement. The Registration Statement shall be effective under the 1933 Act and City Holding shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue the City Holding Common Stock in connection with the Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.
          (e) Regulatory Approvals. All required approvals from federal and state regulatory authorities having jurisdiction to permit City Holding to consummate the Merger and to permit City Holding to issue City Holding Common Stock to FMB shareholders shall have been received and all related waiting periods shall have expired.
          (f) Tax Opinion. FMB shall have received, in form and substance reasonably satisfactory to it, an opinion of Hunton & Williams to the effect, for federal income tax purposes, that consummation of the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code; that no taxable gain will be recognized by City Holding or FMB upon consummation of the Merger; that no taxable gain will be recognized by a FMB shareholder on the exchange by such shareholder of shares of FMB Common Stock solely for shares of City Holding Common Stock (including any fractional share interest); that the basis of City Holding Common Stock (including any fractional share interest) received in the Merger will be the same as the basis of the FMB Common Stock surrendered in exchange therefor; that the holding period of such City Holding Common Stock (including any fractional share interest) will include the holding period of the FMB Common Stock surrendered in exchange therefor, if such FMB Common Stock is held as a capital asset at the Effective Time of the Merger; and if the Exchange Ratio results in the issuance of a fractional share interest, that a FMB shareholder who receives cash in lieu of a fractional share of City Holding Common Stock will recognize gain or loss equal to any difference between the amount of cash received and the shareholder's basis in the fractional share interest.
          (g) Fairness Opinion. FMB shall have received the opinion of Baxter Fentriss and Company that the consideration to be received pursuant to the Agreement is fair from a financial point of view to the shareholders of FMB.
          (h) Acceptance by FMB's and Merchants's Counsel. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to counsel for FMB and Merchants.

                                ARTICLE VI

                    Closing Date; Effective Time of the
                                  Merger

     6.1 Closing Date. Unless another date or place is agreed to in writing by the parties, the closing of the transactions contemplated in this Agreement shall take place at the offices of City Holding at 3601 MacCorkle Avenue, S.E., Charleston, West Virginia, at 10:00 A.M., local time, on such date as City Holding shall designate to FMB and is reasonably acceptable to FMB; provided, that the date so designated shall not be earlier than 30 days or later than 120 days following the date of the decision of the Federal Reserve Board, whichever decision occurs later, approving the Merger (the "Closing Date").
     6.2 Filings at Closing. Subject to the provisions of Article V, at the Closing Date, City Holding shall cause the Articles of Merger relating to the Merger to be filed in accordance with the West Virginia Business Corporation Act, and each of City Holding and FMB shall take any and all lawful actions to cause the Merger to become effective.
     6.3 Effective Time. Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Merger shall become effective at the later of the time the Articles of Merger relating to the Merger filed are made effective by the West Virginia Secretary of State (the "Effective Time of the Merger").

                                ARTICLE VII

                 Termination; Survival of Representations
              Warranties and Covenants; Waiver and Amendment

     7.1 Termination. This Agreement shall be terminated, and the Merger abandoned, if (i) the shareholders of FMB shall not have given the approval required by Section 5.1(b) or (ii) the shareholders of City Holding shall not have given the approval required by Section 5.2(b). Notwithstanding such approval by such shareholders, this Agreement may be terminated in writing at any time prior to the Effective Time of the Merger by:
          (a) The mutual consent of City Holding and FMB, as expressed by their respective boards of directors;
          (b) Either City Holding or FMB, as expressed by their respective boards of directors, after December 31, 1995;
          (c) By City Holding in writing authorized by its Board of Directors if FMB or Merchants has, or by FMB in writing authorized by its Board of Directors if City Holding has, in any material respect, breached
(i) any covenant or agreement contained herein, or (ii) any representation or warranty contained herein, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date; provided that it is understood and agreed that either party may terminate this Agreement on the basis of any such material breach of any representation or warranty contained herein notwithstanding any qualification therein relating to the knowledge of the other party;
          (d) Either City Holding or FMB, as expressed by their respective boards of directors, in the event that any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied or fulfilled or waived by the party entitled to so waive on or before the Closing Date, provided that neither party shall be entitled to terminate this Agreement pursuant to this subparagraph (d) if the condition precedent or conditions precedent which provide the basis for termination can reasonably be and are satisfied within a reasonable period of time, in which case, the Closing Date shall be appropriately postponed;
          (e) City Holding or FMB, if the Board of Directors of either Corporation shall have determined in their sole discretion, exercised in good faith, that the Merger has become inadvisable or impracticable by reason of the threat or the institution of any litigation, proceeding or investigation to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain other relief in connection with this Agreement;
          (f) City Holding or FMB, if any of the Federal Reserve Board or the West Virginia Board deny approval of the Merger and the time period for all appeals or requests for reconsideration has run;
          (g) City Holding, if holders of more than 10% of the outstanding shares of FMB Common Stock exercise their rights to an appraisal of their shares pursuant to Sections 31-1-122 and 31-1-123 of the West Virginia Corporation Act in connection with the Merger;
          (h) FMB, if (i) the average closing sales price of City Holding Common Stock as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the 20 trading days following the later of (a) the receipt of Federal Reserve Board approval of the Merger and
(b) the date on which the shareholders of FMB approve the merger, is less than $22.80 per share, and (ii) City Holding and FMB cannot agree on an amendment to the Exchange Ratio;
          (i) City Holding, if (i) the average closing sales price of City Holding Common Stock as reported by NASDAQ for the 20 trading days following the later of (a) the receipt of Federal Reserve Board approval of the Merger and (b) the date on which the shareholders of FMB approve the merger, is greater than $34.20 per share, and (ii) City Holding and FMB cannot agree on an amendment to the Exchange Ratio; and
     7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement and the Merger pursuant to Section 7.1, this Agreement, other than the provisions of Sections 4.1 (last sentence) and
8.3, 9.1, shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders.
     7.3 Survival of Representations, Warranties and Covenants. The respective representations and warranties, covenants and agreements (except for those contained in Sections 1.1, 1.2, 1.3, 1.4, 1.5, 2.1, 2.2, 2.3, 2.4,
4.1 (last sentence), 7.3, 8.2, 8.3, 8.4, 9.1, 9.2, 9.3, 9.4, 9.5 and 9.6,
which shall survive the effectiveness of the Merger) of City Holding, Merchants and FMB contained herein shall expire with, and be terminated and extinguished by, the effectiveness of the Merger and shall not survive the Effective Time of the Merger.
     7.4 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof and this Agreement may be amended or supplemented by written instructions duly executed by all parties hereto at any time, whether before or after the meeting of FMB and City Holding shareholders referred to in Section 4.2 hereof, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

                               ARTICLE VIII

                           Additional Covenants

     8.1 Registration Statement. City Holding, FMB and Merchants acknowledge and agree that the Merger is a transaction to which the 1933 Act is applicable. Each of the parties agrees to comply with the provisions of the 1933 Act and all rules and regulations of the SEC promulgated pursuant to the 1933 Act and cooperate in connection with the preparation and filing by City Holding of a Registration Statement under the 1933 Act relating to the Merger. City Holding, FMB and Merchants agree (a) to give their respective authorized representatives complete access to the books, records and files of the other party at any reasonable time for the purpose of preparing such Registration Statement and Proxy Statement; (b) to provide the other party upon request such information relating to their businesses and financial condition, as shall be appropriate in connection with the preparation of said Registration Statement and Proxy Statement; and (c) to submit to the other party for its prior approval all press releases or other oral or written statements made or issued which relate to the Merger in any manner.
     8.2 Employee Benefits. All employees of FMB and Merchants immediately prior to the Effective Time of the Merger who are employed by FMB and Merchants following the Effective Time of the Merger ("Transferred Employees") will be covered by City Holding's employee benefit plans with eligibility based on their length of service, compensation, job classification, and position with FMB and Merchants. City Holding's benefits plans will recognize for purposes of eligibility to participate and for vesting, all Transferred Employees' service with FMB and Merchants, subject to applicable break in service rules. Eligible employees of FMB and Merchants shall be permitted to contribute funds distributed on any termination of FMB or Merchants benefit plans to similar City Holding benefit plans.
     8.3 Operations after Closing. For at least five years after the Effective Time of the Merger, unless otherwise approved by a majority of continuing directors of Merchants, Merchants will remain a separately incorporated bank operated under the name "Merchants National Bank". All branches of Merchants will remain in operation following the Effective Time of the Merger except the Kanawha City branch of Merchants located at 4315 MacCorkle Avenue, S.E. in Charleston, West Virginia and the Bradford Street branch of Merchants located at 200 Bradford Street in Charleston, West Virginia both of which shall be consolidated into City National Bank at the Effective Time or as soon as practicable thereafter. Following the Effective Time of the Merger, the Directors of Merchants shall continue as Directors and Merchants for at least five years following the Effective Time of the Merger unless removed for cause and shall continue to receive Board fees at least equal to the Board fees such persons received immediately prior to the Effective Time of the Merger. In addition, for at least five years following the Effective Time of the Merger, except with the approval of the continuing directors of Merchants, no employee of Merchants as of the date of this Agreement may be terminated without cause and no change will be made in the compensation levels, fringe benefits or similar arrangements of such employees. As used in this Section, "cause" shall mean dishonesty, fraud or gross abuse of authority in the performance of duty or breach of fiduciary duty.
     8.4 Indemnification. City Holding shall indemnify, and advance expenses (including legal fees and expenses) in matters that may be subject to indemnification to, persons who served as directors and officers of FMB and Merchants on or before the Effective Time of the Merger with respect to liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time of the Merger in accordance with and subject to the requirements and other provisions of City Holdings' Articles of Incorporation and Bylaws in effect on the date of this Agreement and applicable provisions of law to the same extent as City Holding is obliged thereunder to indemnify and advance expenses to its own directors and officers with respect to liabilities and claims made against them resulting from their service as such to City Holding.
     8.5 City Holding Agreement with George Davis. From the Effective Date of the Merger until his retirement, George F. Davis will serve as Executive Vice President of City Holding at annual compensation and benefits not less than his current compensation package with FMB and Merchants. City Holding agrees that when Mr. Davis retires on his seventieth birthday, City Holding will retain him in a consulting capacity for three years and will pay him an annual consulting fee equal to 50% of his annual salary in effect at the time of his retirement.


                                ARTICLE IX

                               Miscellaneous

     9.1 Expenses. Each party hereto shall bear and pay the costs and expenses incurred by it relating to the transactions contemplated hereby, provided, however, that if either party hereto terminates this Agreement pursuant to Sections 7.1(c) or 7.1(d) without the consent of the other party hereto, such terminating party shall pay to the other party $50,000 cash within 10 business days of such other party's receipt of the terminating party's written notice of termination.
     9.2 Entire Agreement. This Agreement contains the entire agreement among City Holding, FMB and Merchants with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.
     9.3 Descriptive Headings; Recitals. The descriptive headings and recitals contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.
     9.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:
          If to City Holding:

               City Holding Company
               3601 MacCorkle Avenue, S.E.
               Charleston, West Virginia  25304
               Attention:  Mr. Steven J. Day

          Copy to:

               Lathan M. Ewers, Jr.
               Hunton & Williams
               Riverfront Plaza, East Tower
               951 East Byrd Street
               Richmond, Virginia  23219

          If to FMB or Merchants:

               First Merchants Bancorp, Inc.
               Fourth Avenue and Washington Street
               Montgomery, West Virginia  25136
               Attention:  George F. Davis, Chief Executive Officer

          Copy to:
               Deborah A. Sink
               Bowles, Rice, McDavid, Graff & Love
               16th Floor Commerce Square
               P.O. Box 1386
               Charleston, West Virginia 25325-1386

     9.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.
     9.6 Governing Law. Except as may otherwise be required by the laws of the United States, this Agreement shall be governed by and construed in accordance with the laws of West Virginia.

          IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed on their behalf and their corporate seals affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                                  CITY HOLDING COMPANY


                                  By
                                  Its President and Chief Executive Officer


                                  FIRST MERCHANTS BANCORP, INC.


                                  By
                                  Its


                                  MERCHANTS NATIONAL BANK


                                  By
                                  Its

                                                                  Exhibit A

                              PLAN OF MERGER
                                    OF
                       FIRST MERCHANTS BANCORP, INC.
                                   INTO
                           CITY HOLDING COMPANY


     Section 1. First Merchants Bancorp, Inc., a West Virginia corporation ("FMB"), upon the time that the Articles of Merger are made effective by the Secretary of State of West Virginia (the "Effective Time of the Merger"), be merged (the "Merger") into City Holding Company, a West Virginia corporation ("City Holding"), with the result that City Holding shall be the surviving corporation (the "Surviving Corporation").

     Section 2.  Conversion of Stock.  At the Effective Time of the Merger:

               (i) Each share of FMB Common Stock ("FMB Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger, other than shares held by City Holding or in the treasury of FMB and other than Dissenting Shares (as hereinafter defined), and which, under the terms of Section 3 of this Plan of Merger, is to be converted into and exchangeable for Common Stock of City Holding ("City Holding Common Stock") shall be converted into 1.60 shares of City Holding Common Stock.

              (ii) Each share of FMB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger and held by City Holding or in the treasury of FMB shall be canceled.

     Section 3. Manner of Conversion of FMB Common Stock. The manner in which outstanding shares of FMB Common Stock shall be converted into City Holding Common Stock, as specified in Section 2 hereof, after the Effective Time of the Merger, shall be as follows:

               (i) Each share of FMB Common Stock, other than shares held by City Holding or in the treasury of FMB and other than Dissenting Shares, shall be converted into 1.60 shares of City Holding Common Stock.

               (ii) No fractional shares of City Holding Common Stock shall be issued, but instead the value of fractional shares shall be paid in cash (less all applicable withholding taxes), as determined in accordance with Section 2.4 of the Agreement (defined below).

              (iii) Certificates for shares of FMB Common Stock shall be submitted for exchange for City Holding Common Stock accompanied by a Letter of Transmittal to be furnished within five business days after the Effective Time of the Merger to FMB's shareholders of record as of the Effective Time of the Merger. Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Merger, represented FMB Common Stock, shall be deemed to evidence only the right to receive
     1.60 shares of City Holding Common Stock. Until such outstanding shares formerly representing FMB Common Stock are so surrendered, no dividend payable to holders of record of City Holding Common Stock as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof. Upon such surrender, dividends accrued or declared on City Holding Common Stock shall be paid in accordance with Section 2.2 of the Agreement and Plan of Reorganization dated as of March 14, 1995, among City Holding, FMB and Merchants National Bank (the "Agreement").

     Section 4. Dissenting Shares. Notwithstanding anything in this Plan of Merger to the contrary, shares of FMB Common Stock which are issued and outstanding immediately prior to the Effective Time of the Merger and which are held by a shareholder who has the right (to the extent such right is available by law) to demand and receive payment of the fair value of his shares of FMB Common Stock pursuant to Sections 13-1-122 and 13-1-123 of the West Virginia Corporation Act (the "Dissenting Shares") shall be canceled and shall not be converted into or by exchangeable for the right to receive the consideration provided in Section 2 of this Plan of Merger, unless and until such holder shall fail to perfect his right to dissent or shall have effectively withdrawn or lost such right under the West Virginia Corporation Act, as the case may be. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his shares of FMB Common Stock shall thereupon be deemed to have been converted into, at the Effective Time of the Merger, the right to receive 1.60 shares of City Holding Common Stock.

     Section 5. Articles of Incorporation, Bylaws and Directors of the Surviving Company. At and following the Effective Time of the Merger, there shall be no change caused by the Merger in the Articles of Incorporation (except any change caused by the filing of Articles of Merger relating to the Merger), By-laws, or Board of Directors of the Surviving Company.

     Section 6. Effect of the Merger. The Merger, upon the Effective Time of the Merger, shall have the effect provided by Section 31-1-37 of the West Virginia Corporation Act.

                                SCHEDULE R

                         City Holding Tax Matters


     None.